   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 1998

                           SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [ ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:
 [ ] Preliminary Proxy Statement
 [ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
 [ ] Definitive Proxy Statement
 [ ] Definitive Additional Materials
 [X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    AMERICAN BANKERS INSURANCE GROUP, INC.

               (Name of Registrant as Specified in Its Charter)

                             CENDANT CORPORATION

                             -------------------

     (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transactions:
     (5) Total fee paid.
------------

 [ ] Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
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

                 CENDANT FILES PROXY TO SOLICIT VOTES AGAINST
                    PENDING AMERICAN BANKERS MERGER WITH AIG

Stamford, CT and Parsippany, NJ, January 30, 1998--Cendant Corporation (NYSE:
CD) today announced that it has filed preliminary proxy materials with the Securities and Exchange Commission to solicit the shareholders of American Bankers Insurance Group Inc. (NYSE: ABI) to vote against the pending merger of American Bankers with American International Group Inc. (NYSE: AIG), valued at $47 per share.

This follows Cendant's proposal on January 27 to acquire American Bankers for $58 per share in cash and stock, for an aggregate of approximately $2.7 billion on a fully diluted basis, 23% more than the agreement with AIG.

Cendant has said it would have preferred to discuss its proposal with the Board of American Bankers. However, highly unusual and restrictive conditions in the agreement between AIG and American Bankers, prohibiting any discussions between American Bankers' Board and other interested bidders until 120 days following the date of that agreement--by which time the transaction could be completed-- precluded Cendant from presenting its proposal to the Board.

Accordingly, Cendant is going directly to the shareholders of American Bankers and asking them to vote against the proposed merger with AIG, and send a strong message to American Bankers' Board of Directors that shareholders will act to preserve their ability to accept the clearly superior value provided by the Cendant offer.

Cendant has also filed suit in U.S. District Court for the Southern District of Florida to ensure that American Bankers' shareholders have the opportunity to consider Cendant's offer.

Cendant said it awaits the response of the American Bankers' Board of Directors, who still have the opportunity to act in the best interests of shareholders and to recommend support of Cendant's proposal.

In addition to Cendant's offer being significantly higher than AIG's, considerable benefit would result from combining the direct marketing strengths of Cendant and American Bankers. Cendant's vision for American Bankers is one of exceptional growth and opportunity, which involves utilizing Cendant's distribution channels and customers base as an outlet for American Bankers' products and capitalizing on American Bankers' existing relationships with financial institutions and retailers to increase the penetration of Cendant's products.

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Cendant (NYSE: CD) is the world's premier provider of consumer and business services. With a market capitalization of approximately $30 billion, it ranks among the 100 largest U.S. corporations. Cendant operates in three principal segments: Membership, Travel and Real Estate Services. In Membership Services, Cendant provides access to travel, shopping, auto, dining, and other services through more than 73 million memberships worldwide. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide, the premier provider of vacation exchange services and the second largest fleet management company. In Real Estate Services, Cendant is the world's premier franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. Headquartered in Stamford, CT and Parsippany, NJ, the company has more than 35,000 employees, operates in over 100 countries and makes approximately 100 million customer contacts annually.

Investor Contact:                  Media Contact:           or:
Laura P. Hamilton                  Elliot Bloom             Jim Fingeroth
Senior Vice President              Vice President           Kekst and Company
Corporate Communications           Public Relations
(203) 965-5114                     (973) 496-8414           (212) 521-4800

A form of proxy statement soliciting proxies in opposition to the proposed merger of American Bankers Insurance Group, Inc. and a subsidiary of American International Group,Inc. will be sent to shareholders of ABIG promptly after it is finalized in accordance with the Federal securities laws. The participants in the solicitation of proxies in opposition to the proposed AIG merger include the directors, executive officers and certain employees of Cendant. Certain of the individual participants may own small amounts of ABIG securities.